                                                                    EXHIBIT 12.1

                             AMKOR TECHNOLOGY, INC.
                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                        (IN THOUSANDS EXCEPT RATIO DATA)


                                                                        YEAR ENDED DECEMBER 31,                     SIX MONTHS ENDED
                                                   -------------------------------------------------------------        JUNE 30,
                                                     1997          1998        1999        2000          2001            2002
                                                   ---------     --------    --------    ---------     ---------    ----------------
Earnings
  Income (loss) before income taxes, equity in
   income  (loss) of investees and
   minority interest .........................     $  61,006     $100,735    $105,288    $ 197,429     $(429,950)     $(464,907)

  Interest expense ...........................        37,993       25,860      61,803      127,027       152,067         71,377

  Amortization of debt issuance costs ........            --        1,217       3,466        7,013        22,321          4,115

  Interest portion of rent ...................         2,236        2,584       3,481        4,567         7,282          2,720

  Less (earnings) loss of affiliates .........          (512)          --       2,622           --            --             --
                                                   ---------     --------    --------    ---------     ---------      ---------

                                                   $ 100,723     $130,396    $176,660    $ 336,036     $(248,280)     $(386,695)
                                                   =========     ========    ========    =========     =========      =========

Fixed Charges
  Interest expense ...........................        37,993       25,860      61,803      127,027       152,067         71,377

  Amortization of debt issuance costs ........            --        1,217       3,466        7,013        22,321          4,115

  Interest portion of rent ...................         2,236        2,584       3,481        4,567         7,282          2,720
                                                   ---------     --------    --------    ---------     ---------      ---------

                                                   $  40,229     $ 29,661    $ 68,750    $ 138,607     $ 181,670      $  78,212
                                                   =========     ========    ========    =========     =========      =========

Ratio of earnings to fixed charges ...........          2.5x         4.4x        2.6x         2.4x          -- x(1)        -- x(1)
                                                   =========     ========    ========    =========     =========      =========



(1) The ratio of earnings to fixed charges was less than 1:1 for the six months ended June 30, 2002. In order to achieve a ratio of earnings to fixed charges of 1:1, we would have had to generate an additional $464.9 million of earnings in the six months ended June 30, 2002. We recorded charges totaling $268.2 million in the six months ended June 30, 2002 for goodwill and long-lived asset impairments, lease termination costs and other exit costs. The ratio of earnings to fixed charges was less than 1:1 for the year ended December 31, 2001. In order to achieve a ratio of earnings to fixed charges of 1:1, we would have had to generate an additional $430.0 million of earnings in the year ended December 31, 2001.


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